Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Permianville Royalty Trust for the registration of the Trust Units and to the incorporation by reference therein of our report dated March 23, 2021, with respect to the consolidated financial statements of Permianville Royalty Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

June 22, 2022